Exhibit 10.1

Scott A. Crum Senior Vice President and Director, Human Resources

ITT Corporation

4 West Red Oak Lane White Plains, NY 10604 tel 914 641 2010 fax 914 641 2964 scott.crum@itt.com
Personal and Confidential

Date:	July 10, 2007

To:	George E. Minnich, Senior Vice President and Chief Financial Officer — ITT Corporation

From:	Scott A. Crum, Senior Vice President and Director Human Resources — ITT Corporation

Subject:	Separation Memorandum
The purpose of this Separation Memorandum (the “Memorandum”) is to confirm our understanding regarding your severance arrangements and separation from employment from ITT Corporation and its affiliates (ITT) as set forth in this Memorandum and under the terms of the ITT Senior Executive Severance Pay Plan (the “Senior Plan”). We agree that the terms of this Memorandum will govern your severance arrangements and separation, notwithstanding the terms of any other benefit plan in which you participate, except that your rights under the Company’s qualified pension plans [including the ITT Salaried Investment & Savings Plan and the ITT Salaried Retirement (the “Qualified Plans”)] will be governed by the terms of the applicable plan, except as otherwise specifically noted herein. A copy of the Senior Plan is attached. Upon the execution of the attached release and expiration of the review and revocation period set forth in the Separation Agreement and General Release of Claims (“Release”) to which this Memorandum is attached and incorporated by reference therein, ITT agrees to make the payments and provide the benefits to you as set forth herein.
Expiration of Service and Severance Arrangements
Expiration of Service — You will continue to be employed as an active, full time employee through July 31, 2007 (the “Termination Date”), at which time your active service shall terminate. You will be paid your current annual base salary of $490,000 through the Termination Date, in accordance with the Company’s standard payroll practices, procedures and dates. In addition, subject to the terms and conditions of this Memorandum, you and your dependants will continue to participate in applicable ITT benefit plans through the Termination Date and as described herein. Upon signing this Agreement, you will also confirm in writing that effective the close of business on June 30, 2007, you ceased being the Chief Financial Officer of ITT, and you will resign as an officer and employee of ITT no later than the Termination Date.
Severance Pay — You will be eligible for 24 months of severance payments under your offer of employment dated May 31, 2005, after the Termination Date and subject to the terms of the Senior Plan. ITT will make these payments in the form of severance pay on the regular payroll schedule (currently bi-weekly) through the period set forth below. You will continue to be paid your current annual base salary of $490,000 throughout the severance period, provided you have not become eligible for disability payments on or prior to your Termination Date. In the event you become disabled on or prior to your Termination Date, your entitlement to any short-term disability and/or long-term disability benefits shall be determined in accordance with the applicable short-term or long-term disability plans and the treatment of any such benefits in coordination with the above payments will be in accordance with the terms of such disability plans and the Senior Plan. ITT agrees that it will either (i) not exercise any rights that it has under the Senior Plan to pay any remainder of severance pay as a discounted lump sum, or (ii) to the extent it does elect to pay your remaining severance in the form of a discounted lump sum, it will make such election only in the last calendar year in which you are to receive severance pay. Notwithstanding any other provision in this Agreement, in the event that ITT makes such a lump sum election, ITT agrees that, except if subsection (ii) or (iii) of the following paragraph applies, you shall continue to vest in relation to restricted stock grants, stock options and TSR awards as if ITT had continued to pay severance in the form of periodic payments through July 31, 2009. In the event of your death during the period you are receiving periodic severance payments, you have designated your wife as your beneficiary for a discounted lump sum payment of the remaining payments. You will not be entitled to receive any other pay or any other compensation from ITT except as described in this Memorandum.
Except as specifically set forth in this letter, for purposes of the various benefit, equity and incentive plans discussed in this Memorandum (other than the Qualified Plans and the ITT Deferred Compensation Plan), your separation date will be deemed to be the earlier of (i) July 31, 2009 (ii) the date of your becoming a full time employee with any business or entity that competes directly with ITT or (iii) the date of your engaging in any disqualifying conduct as defined in the Senior Plan (referred to hereinafter as the “Severance End Date”).
For purposes of paragraph 9 of the Senior Plan, the decision as to whether you have engaged in disqualifying conduct shall be as reasonably determined by the ITT Senior Vice President, Director Human Resources and, in the event that such a determination is made, you will be given reasonable notice and
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opportunity to cure any such alleged disqualifying conduct, prior to any decision by ITT to terminate your severance pay.
Responsibilities — Until the Termination Date, you will work with the Chief Financial Officer to transition responsibilities and will provide such assistance with other matters as the Chairman of ITT may request.
Lump Sum Payment
In accordance with your offer of employment dated May 31, 2005, you will receive a payment in the amount of $515,000 to be paid in a lump sum six months following your Termination Date.
Annual Incentive (Bonus)
You will be eligible for a pro rata incentive bonus award under the 1997 Annual Incentive Plan for Executive Officers for performance year 2007 based on the number of full months of active service in 2007 as a percent of the full year, currently expected to be seven months, subject to Company performance and approval by the Compensation and Personnel Committee of the ITT Board of Directors (the “Committee”), provided that your bonus (prior to proration) shall be no less than the calculated target (i.e. $490,000 multiplied by 75%) as adjusted by the approved performance payout factor for Corporate Headquarters. You will not be eligible for any bonus for performance year 2008 or beyond.
Stock Option Awards
Until your Severance End Date, you may exercise your stock options to the extent they are currently exercisable or become exercisable prior to the Severance End Date (provided that no stock option shall be exercisable beyond its original full term). For purposes of calculating the vesting of your options and the exercise periods therefor, your employment period shall be deemed to continue until the Severance End Date.
Grants Prior to 2006 under the 2003 Equity Incentive Plan:
•	Options granted to you on July 1, 2005 are fully vested and will become exercisable on July 1, 2008 and remain exercisable for a period of three months following the Severance End Date.
2006 and 2007 Stock Option Grants:
➢	Options granted to you on March 6, 2006 are subject to cliff vesting on March 6, 2009. These options will vest on March 6, 2009 if your Severance End Date does not occur prior to such date. Once vested, these options will be exercisable for a period of three months following the Severance End Date.
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➢	Options granted to you on March 7, 2007 are subject to cliff vesting on March 7, 2010. Since your Severance End Date will occur prior to your vesting date, this award will be forfeited in full on your Termination Date.
The exercise of your options will be in accordance with the terms of the 2003 Equity Incentive Plan and the applicable Administrative Rules and Regulations in effect at the time of exercise.
After December 31, 2007, you will no longer be subject to the requirement for prior approval before the purchase or sale of ITT stock. However, if you should have a transaction in ITT Common Stock after December 31, 2007 that is reportable under the SEC’s rules and that occurs within six months of another “opposite way” non-exempt transaction on or prior to that date, you will be required to file a Form 4 to report that latter transaction and may be subject to liabilities with respect thereto. You are also subject to the securities laws and ITT’s “insider trading” policies in respect of any transaction you effect while in possession of material non-public information regarding ITT stock. You may continue to clear any transaction with respect to such stock with the Company’s legal department.
Restricted Stock Award:
➢	Your 2006 restricted stock award of 5,215 shares awarded on March 6, 2006 will continue to vest ratably on a monthly basis between the grant date and March 6, 2009, (except that vesting will cease upon the Severance End Date if that date occurs before March 6, 2009).

➢	Your 2007 restricted stock award of 4,079 shares awarded on March 7, 2007 that was subject to cliff vesting on March 7, 2010 is hereby modified to provide for ratable vesting on a monthly basis between the grant date and March 7, 2010, (except that vesting will cease upon the Severance End Date)
The receipt of vested restricted shares are subject to your payment to the company of any taxes due with respect to those shares.
Special Restricted Stock Award
The special restricted stock award of 20,000 shares (10,000 shares pre-split) granted to you on July 1, 2005 are subject to a vesting of 10,000 shares on July 1, 2008 and 10,000 shares on July 1, 2010. The restrictions on any unvested shares will be waived in full upon the Termination Date and upon payment to the company of taxes due on such shares.
Long-Term Incentive Plan (TSR Awards)
Your 2005 Target Award of $500,000 is subject to a 36-month performance period, January 1, 2005 through December 31, 2007. The terms and conditions
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of that award provide that because you are not retirement eligible when you cease active service, that award will be forfeited in full.
You will be eligible to receive payment for your outstanding 2006 and 2007 TSR awards, following the completion of the applicable performance period. Such payment, if any, will be based on the number of full months of active employment and full months after the Termination Date but before the Severance End Date and any payment for these awards will be prorated on that basis over the 36-month performance period. Accordingly, any payment for your outstanding 2006 and 2007 target TSR awards will be calculated as follows:
•	2006 Target Award of $550,000. Your final payment value will be prorated, calculated on the basis of the number of months of active employment and full months after the Termination Date but before the Severance End Date during the 36-month performance period ending December 31, 2008.

•	2007 Target Award of $500,000. Your final payment value will be prorated, calculated on the basis of the number of months of active employment and full months after the Termination Date but before the Severance End Date during the 36-month performance period ending December 31, 2009.
Nothwithstanding the foregoing, the 2006 and 2007 TSR Awards will not be paid until at least the six-month anniversary of the Termination Date.
The ultimate value, if any, of your outstanding TSR awards will be determined based on ITT’s TSR performance at the end of the performance period as measured against the S&P Industrials and approved by the Compensation and Personnel Committee of the Board of Directors. Further, the terms of the ITT 1997 Long-Term Incentive Plan shall prevail.
Vacation
You will receive a lump sum payment for any unused vacation for 2007. Payment, if any, will be made in a lump sum promptly following your Termination Date. Please note that payment for unused vacation will not count for any purpose under any employee benefit plan. You will not be eligible for any vacation for the year 2008 or after.
Automobile Allowance
You will continue to receive your automobile allowance until your Severance End Date.
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Benefit Plans
Benefit Plan Eligibility — During the active service period and until the Severance End Date, your eligibility for certain employee benefit plans shall be as outlined in subsequent paragraphs of this Memorandum, subject to the actual terms of the specific plans as contained in the various plan documents. You will not be entitled to any benefits or perquisites not specifically covered in this Memorandum. In the event of revisions to any or all of the subject plans, your benefits will not be diminished except in accordance with the changes that are generally applicable to all similarly-situated plan participants.
Salaried Retirement Plan and Excess Pension Plan — You are eligible to participate in these plans during the active service period but not thereafter.
Investment and Savings Plan and Excess Savings Plan — You are eligible to participate in the Investment and Savings Plan and in the Excess Savings Plan during the active service period but not thereafter. After December 31, 2007, the restrictions on certain Plan transactions will no longer apply and you will be able to make transactions through the ISP Access system without the requirement for prior approval before changing investment funds.
Insurance Plans
Medical and Dental Insurance — You are eligible to continue coverage during the active service period and through the last day of the month in which your severance payments cease. Despite the termination of your employment, ITT will take action necessary to maintain your continued eligibility through the severance payment period for coverage equivalent to that available to active salaried employees, which may be provided by COBRA or other arrangements.
Group Life Insurance — Your life insurance under the ITT Salaried Life Insurance Plan will continue through the active service period but not thereafter. At the end of such period, you will be eligible to convert the remainder without a medical examination, providing you do so within 31 days of the end of coverage. Accidental Death and Dismemberment Insurance under the ITT Salaried Life Insurance Plan ceases on July 31, 2007.
ITT Group Accident Insurance Program for Officers and Directors — You will be covered under this Program through the Termination Date. You will continue during this period to be eligible for the non-contributory portion of this coverage and to purchase additional optional coverage.
Life Plus — You are eligible to continue your coverage under Life Plus during the active service period but not thereafter. At the end of such period, you may
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maintain all or part of your Life Plus coverage by requesting direct billing of premiums from Marsh@WorkSolutions, the Program Administrator, at 1-800-552-9665.
Short-Term Disability and Long-Term Disability Insurance — Coverage under these plans ceases on the Termination Date.
Business Travel Accident Insurance and Voluntary Accident Insurance — You will be covered under this Program through the Termination Date but not thereafter.
Special Senior Executive Severance Pay Plan
During the active service period you will continue to be covered under the ITT Special Senior Executive Severance Pay Plan (“Special Severance Plan”) in accordance with and subject to the terms of said Plan. Accordingly, notwithstanding anything to the contrary herein, or in the Special Severance Plan, if an Acceleration Event (as defined in the Special Severance Plan) shall occur on or before July 31, 2007, you will be deemed to be a full-time, regular salaried employee of ITT in Band A whose employment is terminated by the company other than for Cause, or who has terminated his employment for Good Reason (as “Cause” and “Good Reason” are defined in the Special Severance Plan). Hence, if an Acceleration Event occurs on or before July 31, 2007, you will be entitled to all of the benefits provided in the Special Severance Plan for special severance executives in Band A, subject to offset as provided below. Any severance payments and any other severance benefits to which you may be entitled pursuant to the Special Severance Plan shall be subject to offset by the severance payments and other severance benefits provided pursuant to this Memorandum, such offset to be in accordance with and subject to the terms of “Offset” Paragraph 10 of the Special Severance Plan.
Tax Preparation and Financial Planning
You will be eligible for the Executive Tax Program through tax year 2008; reimbursement for 2007 and 2008 tax preparation work to be available in 2008 and 2009 respectively in accordance with the terms of the Program. In addition, you will be eligible to receive Financial Planning Assistance during 2007 to be paid by the company in accordance with its usual practice. The company will not take any action which is intended to deny you continuing access to the Financial Planning Assistance for future years at your own cost. Any reimbursement made pursuant to this paragraph for fees under the Executive Tax Program and/or fees for Financial Planning Assistance will be fully grossed-up for federal, state and local tax purposes.
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Payroll Deductions
To the extent applicable, payroll deductions and benefit plan elections currently authorized by you, as well as appropriate tax withholding, will continue during the active service period and the severance pay period. If you wish to change the deductions or an election at any time during the active service period or severance pay period, please contact the Human Resources or Payroll departments.
Annual Physical
You will be eligible for company-paid annual physical examinations through 2009.
Miscellaneous
ITT hereby conveys to you as of the Termination Date, and you may retain as your personal property, the laptop computer and Blackberry previously made available to you for use in connection with your employment. Prior to the Termination Date, you will arrange for the IT representatives in White Plains to delete all ITT data and leave on the laptop and Blackberry only those programs and data that ITT is permitted to transfer to you at no cost and in compliance with applicable law.
(You are encouraged to review this Memorandum and the attached Release with an attorney of your own choosing, with the fee to be reimbursed by ITT with an appropriate tax “gross-up” if necessary.)
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The parties hereby indicate their agreement with the terms and conditions of this Memorandum and the attached Release by signing and dating this Memorandum in the space provided below.

EMPLOYEE: George E. Minnich

/s/ George E. Minnich
Employee’s Signature

STATE OF	New York
	Westchester	)
COUNTY OF	ss:
Subscribed and sworn before me this 10th day of July, 2007.

/s/ Peter A. Timpano Jr
PETER A. TIMPANO JR
Notary Public, State of New York
No. 01TI6090883
Notary Public	Qualified in Westchester County
My Commission Expires:	Commission Expires April 21, 2011
EMPLOYER: ITT Corporation

/s/ Scott A. Crum
Scott A. Crum, Senior Vice President and Director Human Resources

STATE OF NEW YORK	)
)
COUNTY OF WESTCHESTER		ss:
Subscribed and sworn before me this 10th day of July, 2007.
Notary Public
My Commission Expires:

/s/ Peter A. Timpano Jr
PETER A. TIMPANO JR
Notary Public, State of New York
No. 01TI6090883
Qualified in Westchester County
Commission Expires April 21, 2011
July 10, 2007

Separation Agreement and General Release of Claims
The Separation Agreement and General Release (“Release”) is made and entered into by and between ITT Corporation. (“ITT” or the “Company”) and George E. Minnich (referred to herein in the first person). In consideration of the mutual promises contained herein, it is agreed as follows:
1.	I will be employed with ITT for the active service period set forth in the Separation Memorandum entered into between ITT and myself (the “Memorandum”), to which this Release is attached and incorporated by reference. After my active service period ends, I will receive severance payments for twenty-four (24) months of my annualized base salary of $490,000, and the other benefits described in the Memorandum, subject to the terms and conditions set forth in the Memorandum.

2.	I agree to the following:
(a)	I am not eligible and will not receive any compensation, fringe benefits or employee benefits or any pay in lieu of notice or any severance or termination pay except as provided in the Memorandum. I agree and acknowledge that the pay set forth in the Memorandum is good and sufficient consideration for all of my promises, obligations, and covenants set forth in the Memorandum and in this Release.

(b)	On behalf of myself and my heirs, executors, administrators, personal and legal representatives, successors and assigns (“Releasors”), I waive, release and forever discharge ITT, its current and former subsidiaries, affiliates, divisions and related entities and their predecessors, successors and assigns, and all of their past and present officers, directors, shareholders, agents, representatives, administrators, employees, and benefit plans (collectively “Releasees”) from any and all claims, demands, debts, liabilities, obligations, expenses (including attorney’s fees and costs), promises, covenants, controversies, grievances, claims, suits, actions or causes of action, in law or in equity, known or unknown to me, foreseen or unforeseen, contingent or not contingent, liquidated or not liquidated, which I may have had in the past, may have now, or may in the future claim to have against Releasees arising with respect to any incident, event, act or omission occurring at any time prior to my signing of this Release. This Release shall not operate as a release or waiver of claims or rights that may arise after the date of its execution, for vested benefits, for indemnification pursuant to Company policy or applicable law, for coverage under any directors’ and officers’ personal liability or any fiduciary liability, insurance policy in accordance with the terms of such policy, or any rights you may have as a shareholder in a public company (collectively, the “Reserved Rights”) and this Release shall not affect my right to seek enforcement of the terms and conditions of the Memorandum and this Release.

(c)	There are various state and federal laws that prohibit employment discrimination including discrimination on the basis of age, sex, race, color, national origin, religion, disability and veteran status and these laws are enforced through the United States Equal Employment Opportunity Commission, the United States Department of Labor, various federal and state agencies, and the federal and state courts. This Release specifically includes, but is not limited to, any and all claims and causes of action arising under tort or contract law or specific statutes prohibiting discrimination based on sex, color, race, national origin, religion, disability, veteran status or age, including without limitation, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866 and 1871, the Equal Pay Act, or any other federal, state, city, or local laws.

(d)	In consideration of the benefits provided to me under the Memorandum and this Release, I agree to waive and will not assert any of the claims or causes of action that I have waived in this Release before any federal or state court, any federal or state agency, or in any public or private arbitration. This prohibition does not apply if it would be a violation of applicable law or regulation. If this prohibition does not apply, however, and a charge or lawsuit is filed by or on behalf of me, I agree not to seek or accept any personal relief, award, monetary damages or other benefits in connection with or based on such charge or lawsuit. This paragraph is not intended to limit my right to commence and maintain legal action for the sole purpose of enforcing the Memorandum and this Release or the Reserved Rights.

(e)	I also agree to waive, release and forever discharge Releasees from any and all claims, causes of action and lawsuits that may arise from any incident, event, act or omission occurring during my active service period or severance pay period as those terms are defined in the Memorandum, except for the purpose of enforcing the Memorandum and this Release or the Reserved Rights.
3.	Releasees hereby waive, release and forever discharge Releasors from all claims, demands, debts, liabilities, obligations, expenses (including attorney’s fees and costs), promises, covenants, controversies, grievances,

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claims, suits, actions or causes of action, in law or in equity, known or unknown, foreseen or unforeseen, contingent or not contingent, liquidated or not liquidated, which Releasees may have had in the past, may have now, or may in the future claim to have against Releasors arising with respect to any incident, event, act or omission occurring at any time prior to my signing of this Release, provided however, that this Release shall not operate as a release or waiver of claims or rights that arise after the date of its execution. Nor shall this Release in any way apply to or waive any of Releasees’ rights to enforce the terms and conditions of the Memorandum and this Release through legal action.

4.	After my service period ends, notwithstanding Section 7 of the ITT Senior Executive Severance Pay Plan, I will receive no future benefits, compensation or perquisites (including but not limited to severance pay and benefits) from ITT except as set forth in the Memorandum.

5.	Except as may be required under applicable law or the rules of a stock exchange or national securities quotation system, I agree to keep the Memorandum and this Release confidential and not to disclose their contents to anyone except my immediate family, my financial or legal consultants, and appropriate governmental agencies that require this information.

6.	I agree not to slander, defame or otherwise intentionally injure the reputation of ITT or its officers, directors, employees, agents, representatives, or products.

7.	I acknowledge that: (i) I have been advised in writing to consult with an attorney of my own choice regarding this Release and the Memorandum; (ii) I have been advised in writing that I may have at least 21 days from my receipt of this Release and the Memorandum to review and consider them; (iii) I actively participated in the negotiation of the terms and conditions of this Release and the Memorandum; (iv) I fully understand those terms and conditions; (v) I am voluntarily and of my own free will executing this Release and the Memorandum on the date reflected below; and (vi) during a period of seven days following my execution of this Release and the Memorandum, I may revoke such executions and this Release and the Memorandum shall not be effective or enforceable until such seven day period has expired. Should I desire to revoke this Release and the Memorandum, my revocation must be in writing and addressed to Scott A. Crum, Senior Vice President and Director Human Resources, ITT, 4 West Red Oak Lane, White Plains, NY 10604 and delivered to Mr. Crum within the seven day revocation period.

8.	ITT and any Releasee shall not be liable for any other monies or payment to me or on my behalf other than as described in this Release and the

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Memorandum. This Release and the Memorandum, which is incorporated herein, contain the entire agreement between me, ITT, and all Releasees relating to the subject matter thereof. This Release fully supersedes any and all prior agreements or understandings, whether oral or written. I represent and acknowledge that in signing this Release and the Memorandum, I have not relied upon any representation or statement, oral or written, not set forth herein. No amendment to this Release or the Memorandum shall be binding unless it is in writing, expressly designated as an amendment, dated, and signed by the parties.

9.	Nothing in this Release or the Memorandum constitutes an admission of liability by ITT or any Releasee or me, and this Release or the Memorandum will not be used by me, ITT or any other entity or person as evidence in any proceeding or trial, except to enforce the terms of this Release and Memorandum or the Reserved Rights.

10.	This Release and the Memorandum shall be construed in accordance with the laws of the State of New York. Should any provision of this Release or the Memorandum be determined invalid or unenforceable, the validity of the remaining provisions shall not be affected and shall remain in full force and effect to the maximum extent permitted by law.

11.	Any dispute, controversy or claim arising out of or relating to this Release or the Memorandum, or to an alleged breach thereof, shall be finally resolved by arbitration. The arbitration shall be conducted by one (1) arbitrator jointly agreed to by ITT and me or, if we cannot agree on an arbitrator, appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the Employment Dispute Resolution Rules then in effect of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in White Plains, New York, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purpose of this arbitration, the provisions of this Release and Memorandum and all rights and obligations thereunder shall be governed and construed in accordance with the laws of New York, but the arbitrator shall not have the power to award punitive or exemplary damages. The decision of the arbitrator shall be binding upon the parties hereto, and each party shall be responsible for its own expenses and attorney’s fees in connection with the arbitration. The decision of the arbitrator shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. ITT will pay ninety percent of the American Arbitration Association’s mediation administrative fees and expenses of the mediator and I will pay ten percent. ITT will pay seventy-five percent of the American Arbitration Association’s arbitration administrative fees and the fees and expenses of the arbitrator, and I will pay twenty-five percent.

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12.	I have carefully read this Release and the Memorandum, fully understand their provisions, and my signature below indicates my understanding and agreement with their terms and conditions.
The original executed Release and the Memorandum must be returned to Scott A. Crum, Senior Vice President and Director Human Resources, ITT Corporation, 4 West Red Oak Lane, White Plains, NY 10604.
EMPLOYEE: George E. Minnich

/s/ George E. Minnich Employee’s Signature
STATE OF
COUNTY OF
Subscribed and sworn before me this 10th day of July, 2007

Notary Public
My Commission expires:	/s/ Peter A. Timpano Jr
PETER A. TIMPANO JR
Notary Public, State of New York
No. 01TI6090883
Qualified in Westchester County
Commission Expires April 21, 2011
EMPLOYER: ITT Corporation

/s/ Scott A. Crum Scott A. Crum, Senior Vice President and Director Human Resources
STATE OF NEW YORK
COUNTY OF WESTCHESTER
Subscribed and sworn before me this 10th day of July, 2007

Notary Public
My Commission expires:	/s/ Peter A. Timpano Jr
PETER A. TIMPANO JR
Notary Public, State of New York
No. 01TI6090883
Qualified in Westchester County
Commission Expires April 21, 2011

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